Exhibit 99.1

For Immediate Release – November 10, 2011

Telular Corporation Reports Fiscal Year 2011 Results and Increases Regular Dividend

-	Fiscal 2011 Net Income before Non-Cash Items up 51% Over the Prior Year
-	Company Declares a 10% Increase in the Regular Quarterly Dividend to $0.11 Per Share
-	Recurring Service Revenue Grows 13% Year-Over-Year and Represents 62% of Total Revenue

CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS), a global leader in connecting businesses and machines over wireless networks, today announced financial results for the fourth quarter and fiscal year ended September 30, 2011. Telular reported fourth quarter 2011 revenue of $13.1 million and fiscal year 2011 revenue of $50.5 million. Pre-tax income for the fourth quarter of 2011 was $2.1 million, up 45% from the prior year period.  Pre-tax income for fiscal year 2011 increased to $6.4 million, up 72% from fiscal year 2010.

Net income before non-cash items was $2.8 million for the fourth quarter and $9.6 million for the full year, a 38% and 51% year-over-year increase, respectively, and above guidance of $9.5 million for the full year. Net income before non-cash items is a non-GAAP measure that adds back depreciation, amortization, stock-based compensation expense, and non-cash deferred tax provision to net income. For further information, see the reconciliation of this measure to net income in accordance with GAAP, on the last page of this press release.

Positively, one year after Telular first announced its regular dividend, the Company’s Board of Directors has approved an increase in the quarterly dividend, to $0.11 per share, payable November 29, 2011, to shareholders of record as of the close of business on November 22, 2011. The Company ended fiscal year 2011 with $12.6 million of cash on the balance sheet; up from $10.0 million at the end of last quarter.

In the fourth quarter and fiscal year 2011, total recurring service revenue from both the Telguard and TankLink lines of business increased 13% in both the fourth quarter and for the full year, to $8.1 million and $31.2 million, respectively.

“A majority of our revenue is recurring, as we continue to grow service revenues, thereby providing great stability to our earnings” said Joe Beatty, president and chief executive officer of Telular Corporation.  “Moreover, the contribution from our TankLink service revenues is evidence that we can successfully add new M2M revenue streams while continuing our trend of profitable growth,” Beatty added.

Total Telguard revenues increased to $10.6 million during the fourth quarter and grew to $40.9 million for the fiscal year 2011.  Telular sold 25,500 Telguard units in the fourth quarter bringing the total for the Telguard units sold in the full year to 90,200. Telular also activated 25,500 new Telguard subscribers in the fourth quarter and 87,500 in the full year 2011, bringing the total Telguard subscriber base to 563,500. Telguard average revenue per unit, or ARPU, increased 6% over the prior year period to $4.24 in the fourth quarter of 2011.

TankLink reported total sales of $1.8 million in the fourth quarter and $6.4 million for fiscal year 2011.  TankLink’s service revenues increased 5% sequentially to $943,000 in the fourth quarter, and increased to  $3.1 million for fiscal year 2011. The Company ended fiscal year 2011 with 22,600 billable tanks generating an ARPU of $13.48 per month. The Company sold approximately 1,400 tank monitoring units in the fourth quarter bringing the total tank monitoring units sold to 6,400 in 2011.  The tank monitoring units resulted in TankLink product revenues of $882,000 in the fourth quarter and $3.3 million for the full year.

“We are pleased with our fourth quarter results, which highlight the strong growth trends we have experienced throughout 2011,” said Beatty. “During the quarter, we grew service revenues, up 13% year-over-year, as well as delivered Telguard unit sales that exceeded the high end of our unit guidance. Importantly, on the one year anniversary of when we first declared an initial quarterly dividend, we are reinforcing our commitment to shareholders by increasing our regular dividend payment by 10% this quarter,” Beatty concluded.

“In 2011, we executed on our strategy of driving growth in our Telguard and TankLink businesses and remained focused on profitability - exceeding our guidance for net income before non-cash items,” added Jonathan Charak, chief financial officer of Telular Corporation. “We have succeeded in delivering higher service margins in 2011 as a result of our more profitable customer mix and an improved cellular service agreement with our primary carrier.  Looking into 2012, we plan to make targeted investments in new sales and service personnel as well as product promotions, designed both to accelerate unit volume growth and maintain customer satisfaction.  Despite a combined investment of $1.5 million for these initiatives, we are targeting net income before non-cash items to increase to $11.0 million to $12.0 million for the fiscal year 2012.  Further, we are increasing our expectation of quarterly Telguard unit sales to 20,000 - 30,000, throughout fiscal 2012.”

Investor Conference Call

Telular’s quarterly conference call will be held today at 4:30 p.m. ET. To participate on the teleconference from the United States and Canada dial 877-941-9205 (International dial 480-629-9835). A replay of the call will be available from November 10, 2011 beginning at 6:30 p.m. ET (5:30 p.m. CT) through November 12, 2011 ending at 11:59 p.m. ET (10:59 p.m. CT) by dialing 800-406-7325 (enter pass code 4480199#) or internationally at: 303-590-3030 (enter pass code 4480199#). The replay will also be available via webcast from the Company's corporate website at http://www.telular.com.

About Telular

Telular Corporation provides remote monitoring solutions for business and residential customers, enabling security systems and industrial applications to exchange actionable information, typically through the use of wireless technology. With over 20 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment or disruption. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta and Miami. For more information, please visit www.telular.com.

Investor Contact:
The Blueshirt Group
Brinlea Johnson
brinlea@blueshirtgroup.com
(212) 331-8424

Media Contact:
Pam Benke
Telular Corporation
pbenke@telular.com
(678) 909-4616

Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements.  Statements regarding expectations, including performance assumptions, estimates relating to future cash flows, levels of demand for our products, dividend amounts and capital requirements, as well as other statements that are not historical facts, are forward-looking statements. For example, the statement ” we are targeting net income before non-cash items to increase to $11.0 million to $12.0 million for the fiscal year 2012” and “we are increasing our expectation of quarterly Telguard unit sales to 20,000 - 30,000, throughout fiscal 2012 are forward-looking statements. These statements reflect management’s judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer growth and retention, pricing, operating costs and the economic environment.  It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2010. Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)

BALANCE SHEETS

	September 30,	September 30,
	2011	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$12,642	$27,678
Trade receivables, net	5,859	7,056
Inventories, net	3,005	4,821
Deferred taxes	672	336
Prepaid expenses and other current assets	465	290
Total current assets	22,643	40,181

Property and equipment, net	2,282	2,169
Long term deferred taxes	32,268	34,698
Other assets	11,040	4,503
Total assets	$68,233	$81,551

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$7,128	$6,135
Long-term liabilities	678	529
Total stockholders' equity	60,427	74,887
Total liabilities and stockholders' equity	$68,233	$81,551

Outstanding shares	15,135,330	14,871,889

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended September 30,
	2011	2010
	(Unaudited)	(Unaudited)
Net cash provided by (used in):
Operating activities	$14,442	$10,883
Investing activities	(9,034)	(857)
Financing activities	(20,444)	(252)
Net increase (decrease) in cash and cash equivalents	$(15,036)	$9,774

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
Revenues
Net product sales	$5,022	$4,823	$19,337	$19,895
Service revenue	8,070	7,151	31,161	27,459
Total revenue	13,092	11,974	50,498	47,354

Cost of Sales
Net product cost of sales	4,141	3,953	14,573	16,413
Service cost of sales	2,357	2,863	10,773	10,964
Total cost of sales	6,498	6,816	25,346	27,377

Gross margin	6,594	5,158	25,152	19,977

Operating Expenses
Engineering and development expenses	1,222	1,010	4,580	4,562
Selling and marketing expenses	1,720	1,368	7,171	5,935
General and administrative expenses	1,564	1,479	7,056	6,119
Total operating expenses	4,506	3,857	18,807	16,616

Income from operations	2,088	1,301	6,345	3,361
Other income, net	(30)	118	101	394
Net income before income taxes	2,058	1,419	6,446	3,755
Provision for income taxes	440	(34,450)	2,292	(34,366)
Net income	$1,618	$35,869	$4,154	$38,121

Income per common share:
Basic	$0.11	$2.41	$0.28	$2.55
Diluted	$0.10	2.35	$0.26	2.49

Weighted average number of common shares outstanding:
Basic	15,115,351	14,893,427	15,035,218	14,926,145
Diluted	16,066,238	15,272,315	15,906,030	15,320,011

Reconciliation of Non-GAAP Measures

We use net income before non-cash items as an additional measure of our operating performance.  This measure is not recognized under generally accepted accounting principles.  The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Net income	$1,618	$35,869	$4,154	$38,121
Non-cash compensation	329	336	1,676	1,611
Depreciation and amortization	497	296	1,787	1,148
Non-cash deferred tax provision	318	(34,505)	1,994	(34,505)
Net income before non-cash items	$2,762	$1,996	$9,611	$6,375

Net income before non-cash items should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States.  While we believe that net income before non-cash items, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation.  Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment.  Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.